Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Concludes Executive Transition

Saint Paul, Minn., June 1, 2007 - Image Sensing Systems, Inc. (“ISS”) (NASDAQ: ISNS) named its president, Ken Aubrey, to also serve as CEO, under the company’s previously announced transition plan. In addition, Mr. Aubrey was elected to the company’s Board of Directors at the annual shareholders meeting held on May 31, 2007.

The company also confirmed that under its transition plan, former CEO Jim Murdakes will continue in his role as Chairman of the Board of Directors and as an advisor to management.

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering and communications to develop Autoscope® video detection systems for advanced traffic management and control applications. With equipment supplied for over 50,000 cameras in more than 55 countries, we are a global leader in video detection for management and safety systems for highways, bridges, tunnels and intersections. Autoscope products provide transportation managers the means to reduce roadway congestion, improve safety and security, gain cost efficiencies and assist in roadway planning.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2006.

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